SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Bayou Steel Corporation
                (Name of Registrant as Specified In Its Charter)

                 Board of Directors of Bayou Steel Corporation
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies: N/A

    2) Aggregate number of securities to which transaction applies: N/A

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1): N/A

    4) Proposed maximum aggregate value of transaction: N/A

    5) Total fee paid: N/A

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid: N/A

    2) Form, Schedule or Registration Statement No.: N/A

    3) Filing Party: N/A

    4) Date Filed: N/A

-----------
(1) Estimated pursuant to Rule 0-11(c) and (a)(4), based on the book value of the securities to be received by the registrant upon consummation of the Mergers.

[BAYOU STEEL LOGO]

                        BAYOU STEEL CORPORATION

NOTICE OF
ANNUAL MEETING OF
CLASS A, CLASS B AND
CLASS C COMMON
STOCKHOLDERS AND
PROXY STATEMENT

                                                              January 15, 1997

Dear Stockholders:

     You are cordially invited to attend the Bayou Steel Corporation Annual Meeting of Stockholders to be held at 10:00 a.m. (E.S.T.) on Tuesday, February 11, 1997, at 1 West 54th Street, New York, NY 10019.

     The attached Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement describe in detail the matters proposed by your Board of Directors to be considered and voted upon at the meeting.

    It is important that your shares be represented at the meeting, whether or not you are personally able to attend. Accordingly, you are requested to sign, date and return the enclosed proxy promptly. Your cooperation is appreciated. If you do attend the Annual Meeting, you may still vote in person.

                                                    Sincerely,

                                                     HOWARD M. MEYERS,
                                                     CHAIRMAN AND CHIEF
                                                     EXECUTIVE OFFICER

                            BAYOU STEEL CORPORATION
                               138 HIGHWAY 3217
                                P. O. BOX 5000
                         LAPLACE, LOUISIANA 70069-1156


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

               CLASS A COMMON, CLASS B COMMON AND CLASS C COMMON

    NOTICE IS HEREBY GIVEN that the Annual Meeting of stockholders (the "Meeting") of Bayou Steel Corporation (the "Company"), will be held at 10:00 a.m. (E.S.T.) on Tuesday, February 11, 1997, at 1 West 54th Street, New York, New York 10019, for the purpose of considering and voting upon the following matters as set forth in the accompanying Proxy Statement:

    1.Election of three (3) Class A and four (4) Class B Directors.

    2.Ratification of the appointment of Arthur Andersen LLP as auditors of the Company for the fiscal year ending September 30, 1997.

    Only stockholders of record at the close of business on January 3, 1997, are entitled to notice of and to vote at the Meeting. A certified list of stockholders entitled to vote at the Meeting will be available for examination, during business hours, by any stockholder for any purpose germane to the Meeting for a period of not less than ten days immediately preceding the Meeting at the offices of Society Trust Company of New York, 5 Hanover Square, 10th Floor, New York, New York 10004.

    PLEASE SIGN THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ACCOMPANYING ENVELOPE. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                              By order of the Board of Directors

                                                   RICHARD J. GONZALEZ,
                                                        SECRETARY

January 15, 1997

                            BAYOU STEEL CORPORATION
                               138 HIGHWAY 3217
                                 P.O. BOX 5000
                         LAPLACE, LOUISIANA 70069-1156

                                PROXY STATEMENT

SOLICITATION, QUORUM, AND VOTING OF PROXIES

    This Proxy Statement, which will be first mailed to stockholders on or about January 15, 1997, is furnished in connection with the Board of Directors' solicitation of proxies from the holders of the Class A Common Stock of the Company at the annual meeting of Stockholders of the Company to be held February 11, 1997 (the "Meeting") at the time and place set forth in the accompanying Notice.

    The cost of preparing and mailing this Proxy Statement and the accompanying proxy, and the cost of solicitation of proxies on behalf of the Board of Directors, will be borne by the Company. Solicitation will be made by mail. Some personal solicitation may be made by directors, officers and employees without special compensation, other than reimbursement for expenses.

    The Board of Directors has fixed the close of business on January 3, 1997, as the record date for the Meeting and only holders of record of the Class A, Class B and Class C Common Stock on the record date are entitled to receive notice of and to vote at the Meeting. The holders of a majority of the issued and outstanding shares of Class A, Class B and Class C Common Stock present in person, or represented by proxy, shall constitute a quorum at the Meeting.

    Stockholders who submit a properly executed proxy voting, or abstaining from voting, on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present: (A) the holders of the Class A Common Stock are entitled to elect 40% of the entire board of directors, and the holders of the Class B Common Stock are entitled to elect 60% of the entire board of directors, in each case with the election of directors being determined by plurality vote and (B) the affirmative vote of a majority of the Class A, Class B and Class C Common Stock present or represented by proxy and entitled to vote is required to ratify the appointment of independent auditors.

    Abstentions will have the effect of a vote against the proposal to ratify the appointment of auditors.

    If brokers who do not receive instructions from beneficial owners as to the granting or withholding of proxies may not or do not exercise discretionary power to grant a proxy with respect to such shares (a "broker non-vote") on a proposal other than the election of directors, shares not voted on such proposal as a result will be counted as not present with respect to the proposal. Because the proposal to ratify the appointment of auditors must be approved by the affirmative vote of a majority of the voting power present at the Meeting, the failure to deliver a proxy to vote on that proposal will have no effect on the outcome of the vote.

    With respect to the proposal to ratify the appointment of auditors and with respect to any other matter to be voted upon at the Annual Meeting as to which the Class A, Class B and Class C Common Stock will vote together as a single class, each share of Class A and Class C Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to 7.0097665 votes.

    All proxies received by the Company in the form enclosed will be voted as specified and if no contrary specification is made, the proxy will be voted FOR the election of the Class A Directors set forth in this Proxy Statement and FOR the ratification of the appointment of Arthur Andersen LLP as auditors.

REVOCATION

    A proxy may be revoked any time prior to its exercise by written notice of revocation to the Secretary of the Company or by duly executing a proxy bearing a later date. A stockholder who votes in person at the Meeting in a manner inconsistent with a proxy previously filed on the stockholder's behalf will be deemed to have revoked such proxy as it relates to the matter voted upon in person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    On October 31, 1996, the Company had outstanding 10,613,380 shares of Class A Common Stock ($.01 par value), 2,271,127 shares of Class B Common Stock ($.01 par value) and 100 shares of Class C Common Stock ($.01 par value).

    The following table lists persons other than executive officers or directors of the Company who are known to the Company to own beneficially more than 5% of each class of its outstanding stock as of October 31, 1996 except as otherwise noted. The information set forth below is based upon information furnished by the persons listed. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

                                                TITLE
                                                 OF         BENEFICIAL OWNERSHIP
NAME AND ADDRESS OF BENEFICIAL OWNER            CLASS      AMOUNT     PERCENTAGE

First Chicago Equity Corporation................  A    838,200(1)     7.91%
  #3 First National Place
  Suite 1330
  Chicago, IL 60602
Heine Securities Corporation....................  A    615,000(2)     5.79%
  51 John F. Kennedy Parkway
  Short Hills, NJ 07080
How & Company...................................  A    540,300(1)     5.09%
  c/o The Northern Trust Co.
  P.O. Box 92303
  Chicago, IL 60675
Bayou Steel Properties Limited(3)...............  B  2,271,127(1)   100.00%
  2777 Stemmons Freeway
  Dallas, TX 75207
Voest-Alpine International Corporation..........  C        100(1)   100.00%

(1) As of October 31, 1996 (2) As of December 31, 1995 (3) See footnote 7 on page 6.

                      ELECTION OF DIRECTORS (PROPOSAL 1)

NOMINEE DIRECTORS

    The Company's Certificate of Incorporation states that the number of directors shall be between seven and thirteen, with the exact number to be set by the directors. The Board of Directors has currently set the number of directors at seven, of which three may be elected by the Class A Stockholders and four may be elected by the Class B Stockholders. Each of the Class A Director nominees, who is currently a member of the Board of Directors, has been nominated for re-election by the Nominating Committee of the Board of Directors for a one-year term expiring at the next Meeting of Stockholders and until their successors have been elected. Unless authority to vote is specifically withheld by appropriate designation on the proxy, it is the intention of the persons named in the accompanying proxy to vote the Class A shares represented thereby in favor of the reelection of Messrs. Lawrence E. Golub, Jeffrey P. Sangalis, and Stanley S. Shuman, the three nominees named below, as Class A Directors of the Company.

    The Company has been advised by Bayou Steel Properties Limited (BSPL), the holder of all of the Company's Class B shares, that it is the intention of such holder to vote all of its Class B shares in favor of the reelection of Messrs. Melvyn N. Klein, Albert P. Lospinoso, Howard M. Meyers and Jerry M. Pitts, the four nominees named below, as Class B Directors of the Company. Although no such intention currently exists, the holder of the Class B Common Stock may determine to elect as directors persons other than those currently named as nominees.

    THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A STOCKHOLDERS VOTE FOR EACH OF THE CLASS A DIRECTOR NOMINEES NAMED BELOW, AND, UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE PROXIES NAMED THEREON INTEND SO TO VOTE. MANAGEMENT DOES NOT ANTICIPATE THAT ANY OF THE NOMINEES FOR CLASS A DIRECTOR WILL BE UNABLE TO SERVE, BUT IF SUCH A SITUATION SHOULD ARISE, IT IS THE INTENTION OF THE PERSONS NAMED IN THE ACCOMPANYING PROXY TO VOTE FOR THE ELECTION OF SUCH OTHER PERSON OR PERSONS AS THE NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS MAY RECOMMEND.

INFORMATION WITH RESPECT TO BOARD OF DIRECTORS

    During the fiscal year ended September 30, 1996, the Company's Board of Directors held five meetings. Each member of the Board of Directors, except Mr. Klein (who attended 67%), attended at least 75% of the meetings of the Board and of each Board committee of which they were members.

    The following table sets forth certain information as to the Director nominees (and as to the ownership of the Company's Class A and Class B Common Stock by Directors, named Executive Officers, and all Executive Officers and Directors of the Company, as a group) as of October 31, 1996. Unless otherwise indicated, each of the directors has held the positions listed for at least five years.

                                                                                            COMMON STOCK
                                                            ------------------------------------------------------------------------
                                                                           CLASS A                                CLASS B
                                                            -----------------------------------    --------------------------------
                                                            NUMBER OF SHARES        PERCENT       NUMBER OF SHARES       PERCENT
     NAME, AGE AND                               DIRECTOR     BENEFICIALLY       OUTSTANDING &      BENEFICIALLY      OUTSTANDING &
   PRINCIPAL OCCUPATION                           SINCE          OWNED            EXERCISABLE          OWNED           EXERCISABLE
CLASS A DIRECTOR NOMINEES                        --------    ---------------     -------------     ---------------    -------------
Lawrence E. Golub, 37 (1) ...................     1988           103,000              *                  -0-              -0-
 President of Golub Associates, Inc.,
 Equity Investment firm
 New York, New York

Jeffrey P. Sangalis, 38 (2) .................     1995           822,422               7.19              -0-              -0-
 Managing Partner & Director of
 Rice Sangalis Toole & Wilson
 Investment Firm
 Houston, Texas

Stanley S. Shuman, 61 (3)(7) ................     1988           817,880               7.71              -0-              -0-
 Executive Vice President & Managing
 Director of Allen & Company
 Incorporated, investment bankers
 New York, New York

CLASS B DIRECTOR NOMINEES

Melvyn N. Klein, 54 (4)(7) ..................     1988            60,000              *                  -0-              -0-
 President, JAKK Holding Corporation,
 a General Partner of GKH Partners, L.P. .....
 Corpus Christi, Texas

Albert P. Lospinoso, 60 (5)(7) ..............     1988            10,000              *                  -0-              -0-
 Chairman of the Board of RSR Corporation,
 a nonferrous metals recycling company
 Dallas, Texas

Howard M. Meyers, 54 (6)(7) .................     1988           300,000               2.83           2,271,127           100
 Chairman and Chief Executive Officer
 of the Company

Jerry M. Pitts, 45 (8) ......................     1994            14,410              *                  -0-              -0-
 President and Chief Operating Officer
 of the Company

NON-DIRECTOR NAMED EXECUTIVE OFFICERS

Richard J. Gonzalez, 49 .....................     --               9,410(9)           *                  -0-              -0-
 Vice President, Chief Financial
 Officer, Treasurer and Secretary

Timothy R. Postlewait, 46 ...................     --               8,515(9)           *                  -0-              -0-
 Vice President of Plant Operations

Rodger A. Malehorn, 54 ......................     --               7,984(9)           *                  -0-              -0-
 Vice President of Commercial Operations
 All directors and executive officers as
 a group (10) (11 persons) ...................                 2,157,934              18.79           2,271,127           100

* Less than one percent.
(FOOTNOTES ON FOLLOWING PAGES)

(1) Mr. Lawrence E. Golub has been President of Golub Associates, Inc., an equity investment firm, since August 1994. From September 1993 to August 1994, Mr. Golub was a Managing Director of Bankers Trust Company in New York, New York. From September 1992 to August 1993, Mr. Golub was a White House Fellow. Mr. Golub was Managing Director of Wasserstein Perella Capital Markets from February 1990 to August 1992 and an officer of Allen & Company Incorporated, an investment banking firm, from 1984 to February 1990. He is Chairman of Mosholu Preservation Corporation. From February 21, 1991 until September 21, 1994, Mr. Golub served as a Director elected by the Class B Common stockholder.

(2) All 822,422 shares are subject to a warrant beneficially owned by Rice Partners II, LP. Mr. Sangalis is a Partner and Director of Rice Sangalis Toole & Wilson, Rice Partners II, LP and related entities. Mr. Sangalis disclaims beneficial ownership of such shares. In addition, Rice Partners II, LP owns Preferred Stock of the Company pursuant to a Preferred Stock and Warrant Purchase Agreement, dated June 13, 1995, which among other things, allows the holder to designate a director to the Company's Board.

(3) Includes 522,528 shares of Class A Common Stock owned by Allen & Company Holding, Inc., which owns all of the outstanding shares of Allen & Company Incorporated; Mr. Stanley S. Shuman is an Executive Vice President and Managing Director of both Allen & Company Holding, Inc. and Allen & Company Incorporated. Mr. Shuman disclaims beneficial ownership of such shares. Includes an aggregate of 60,000 shares of Class A Common Stock owned by trusts for the benefit of Mr. Shuman's children, of which Mr. Shuman disclaims beneficial ownership. Mr. Shuman has no voting or investment power, shared or otherwise, in the foregoing shares. He is a Director of The News Corporation Limited, Hudson General Corporation, Global Asset Management, U.S.A., Sesac Inc., Tower Air Inc., and Vulcano Entertainment, LLC.

(4) Mr. Melvyn N. Klein has been a practicing attorney and private investor in Corpus Christi, Texas. He has been a Director of Quexco since 1984. He is the sole shareholder, sole director and President of JAKK Holding Corporation, a General Partner of GKH Partners, L.P., which is the sole General Partner of GKH Investments, L.P., an investment fund; founder and principal of Questor Partners Fund, L.P.; and a director of Anixter International, Inc., Santa Fe Energy Resources and Savoy Pictures Entertainment, Inc.

(5) Mr. Albert P. Lospinoso has been the chairman of the Board of RSR Corporation ("RSR"), a privately owned, nonferrous metals recycling company with offices in Dallas, Texas, and plants n Dallas, Texas; Middletown, New York; Indianapolis, Indiana; and city of Industry, California, since May 1996 and is a Director of Quexco Incorporated. From July 1995 until May 1996, Mr. Lospinoso was President and Chief Executive Officer of RSR Corporation. From July 1992 until July 1995, Mr. Lospinoso was President and Chief Operating Officer of RSR, and for more than five years prior to that, he was Executive Vice President, Chief Operating Officer and a Director of RSR and its predecessor companies.

(6) Mr. Howard M. Meyers has been Director, Chairman of the Board, Chief Executive Officer of the Company since September 5, 1986, and was also President until September 21, 1994. Since 1984 he has been Director, Chairman of the Board, Chief Executive Officer and President of Quexco Incorporated, a privately owned company, and the parent of RSR.

(7) All 300,000 shares of Class A Common Stock are owned by a limited partnership in which Mr. Meyers and his wife are the sole limited partners and of which the general partner is a corporation all of the stock of which is owned by Mr. Meyers. Through his control of the corporate general partner of the limited partnership, Mr. Meyers has sole voting and dispositive power over the 300,000 shares of Class A Common Stock. The limited partnership also owns 60% of the Common Stock of Bayou Steel Properties Limited (the "BSPL"), a Delaware corporation. Through his control of the corporate general partner of the limited partnership, Mr. Meyers controls BSPL's voting power. Since BSPL owns 100% of the Company's Class B Common Stock, Mr. Meyers has sole voting and dispositive control of the Class B Common Stock. The Class B Common Stock accounts for a maximum of 60% of the voting power of the Company. Therefore Mr. Meyers may be deemed to "control" the Company. Allen & Co. Incorporated and Messrs. Klein, Lospinoso, and Shuman are minority stockholders of BSPL owning 2.08%, 2.77%, 0.76%, and 1.17%, respectively, and Messrs. Lospinoso and Meyers are directors of BSPL.

(8) Includes exercisable options for 12,000 shares of Class A Common Stock. Mr. Jerry M. Pitts was elected Director, President and Chief Operating Officer on September 21, 1994. He was elected Executive Vice President and Chief Operating Officer of the Company on June 7, 1991. He had been Executive General Manager of the Company since July 1, 1987. From 1986 to 1987, he served the Company as General Manager of Operations; from 1984 to 1986, he was Superintendent of Melting Operations; and from 1980 to 1984, he was General Foreman of Melting. Mr. Pitts worked in various management capacities related to production and process engineering at U.S. Steel Corporation from 1974 to 1980.

(9) Includes exercisable options for 6,000 shares of Class A Common Stock for each of Messrs. Gonzalez, Postlewait, and Malehorn.

(10) Includes 839,422 shares of Class A Common Stock, subject to exercisable warrants, and stock options held by such persons.

AGREEMENT CONCERNING CHANGE IN CONTROL

    The shares of common stock of BSPL owned by Mr. Howard M. Meyers may not be sold, nor may shares of BSPL be issued, at a price which represents a premium attributable to the underlying Class B Common Stock over the market price of the Class A Common Stock, to any person or group if such sale, when aggregated with all prior sales during the immediately preceding four-year period, would result in such person or group owning more than 50% of the common stock of BSPL, unless such person or group agrees to make a tender offer within 30 days for an equivalent percentage of Class A Common Stock at the highest price paid by such person or group (expressed in equivalent shares of Class B Common Stock) for the shares of common stock of BSPL; provided that the Directors elected by the holders of the Class A Common Stock waive the charter restriction prohibiting a purchaser from acquiring 5% or more of the aggregate fair market value of the Class A Common Stock. The agreement terminates when the holders of the Class B Common Stock no longer have the right to elect a majority of the Board of Directors of the Company.

    The Company's Certificate of Incorporation provides that if Mr. Meyers resigns, retires or is removed for cause as Chief Executive Officer of the Company, the Class B Common Stock will no longer vote separately by class with respect to the election of directors, and will only have one vote per share.

COMMITTEES OF THE BOARD

    The Board of Directors has four committees, an Audit Committee, an Environmental Health and Safety Audit Committee, a Compensation Committee, and a Nominating Committee. During the fiscal year ended September 30, 1996, the Audit Committee met twice, the Environmental Health and Safety Audit Committee twice, the Nominating Committee once, and the Compensation Committee once.

    THE AUDIT COMMITTEE presently consists of Messrs. Klein (Chairman), Lospinoso, Golub, and Sangalis. The Audit Committee is charged with the duties of making recommendations to the Board of Directors regarding the selection of the Company's independent auditors, reviewing the activities of such independent auditors and of any internal audit activities of the Company, disposing and deciding of major accounting policy matters directly or indirectly affecting the Company, defining the scope of the annual audit of the Company, and such other powers and duties as may be delegated to such committee by the Board of Directors from time to time.

    THE COMPENSATION COMMITTEE presently consists of Messrs. Shuman (Chairman), Golub, and Lospinoso. The Compensation Committee is empowered to establish compensation payable to directors and executive officers of the Company, as well as any loans or advances by the Company to such persons, subject to the provision that the Chief Executive Officer's compensation is controlled by an employment arrangement between the Chief Executive Officer and the Company.

    THE NOMINATING COMMITTEE presently consists of Messrs. Shuman (Chairman), Golub, and Sangalis. The Nominating Committee is empowered to nominate persons solely for election as Class A Directors at the annual meeting of stockholders. The Committee will consider candidates for nominees for directors recommended by Class A stockholders if such recommendations are submitted in writing to the Secretary of the Company giving the background and qualifications of the candidate.

    ENVIRONMENTAL, HEALTH AND SAFETY AUDIT COMMITTEE, which presently consists of Messrs. Golub (Chairman), Klein, Lospinoso, and Shuman, is charged with oversight of the Company's Health and Safety Policy and its Environmental Compliance Policy, reviewing the independent audit reports of the independent outside health, safety and environmental consultants engaged for such purposes, defining the scope of such audits and such other powers and duties in the health, safety and environmental areas as may be delegated to the Committee by the Board of Directors.

DIRECTOR'S COMPENSATION

    The Company pays each non-employee director $30,000 per year, payable in quarterly installments, for serving as a director, plus expenses for each meeting of the Board of Directors that a director attends. The Company does not compensate directors who are officers of the Company for services as directors. Mr. Meyers and Mr. Pitts are the only directors who are officers of the Company.

CERTAIN TRANSACTION

    During fiscal 1996, Mr. Lawrence E. Golub, a director of the Company, received compensation for consulting services rendered.

                            EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned by the Company's Chief Executive Officer and the four other most highly-compensated executive officers for the fiscal years 1992 through 1996.

                          SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM
                                                                                                 COMPENSATION
                                                                                                --------------
                                                                                                   AWARD OF
                 NAME AND                                       ANNUAL COMPENSATION             STOCK OPTIONS       ALL OTHER
            PRINCIPAL POSITION                     YEAR             SALARY          BONUS        (# OF SHARES)    COMPENSATION(1)
            ------------------                     ----            --------       --------      ---------------   ---------------
Howard M. Meyers................................   1996            $474,675       $  -0-              -0-            $  -0-
 Chairman and Chief                                1995             465,504          -0-              -0-               -0-
 Executive Officer                                 1994             437,990          -0-              -0-               -0-
                                                   1993             437,990          -0-              -0-               -0-
                                                   1992             435,041          -0-              -0-               -0-
Jerry M. Pitts..................................   1996             225,000          -0-              -0-              2,477
 President and Chief                               1995             225,000       112,500             -0-              1,538
 Operating Officer                                 1994             225,000         9,750           30,000             1,428
                                                   1993             225,000         9,750             -0-              1,316
                                                   1992             225,000         9,750             -0-              1,702
Timothy R. Postlewait...........................   1996             150,000          -0-              -0-              2,062
 Vice President                                    1995             150,000        63,974             -0-              1,508
 of Plant Operations                               1994             150,000         6,000           15,000             1,602
                                                   1993             150,000         6,000             -0-              1,560
                                                   1992             150,000         6,000             -0-              1,560
Richard J. Gonzalez.............................   1996             147,000          -0-              -0-              1,855
 Vice President, Chief Financial                   1995             147,000        77,910             -0-              1,489
 Officer, Treasurer and Secretary                  1994             147,000         5,313           15,000             1,638
                                                   1993             147,000         5,313             -0-              1,462
                                                   1992             147,000         5,313             -0-              1,498
Rodger A. Malehorn..............................   1996             132,000          -0-              -0-              1,636
 Vice President of                                 1995             132,000        60,065             -0-              1,457
 Commercial Operations                             1994             120,000          -0-            15,000             1,488
                                                   1993             120,000         5,313             -0-              1,253
                                                   1992             120,000         5,313             -0-              1,253

(1) Includes amounts contributed by the Company to the Company's Savings Plan, a 401(k) Plan in respect of matching contributions. For fiscal 1996, the Company's contributions were $2,374 for Mr. Pitts, $1,888 for Mr. Postlewait, $1,681 for Mr. Gonzalez, and $1,348 for Mr. Malehorn. Also includes the dollar value of term life insurance premiums paid by the Company for the benefit of these officers.

                          OPTION YEAR-END VALUE TABLE

    The following table presents the value of unexercised options at September 30, 1996.

                          FISCAL YEAR-END OPTION VALUES

                                    NUMBER OF
                                    SECURITIES               VALUE OF
                                    UNDERLYING              UNEXERCISED
                                    UNEXERCISED             IN-THE-MONEY
                                    OPTIONS AT               OPTIONS AT
                                 SEPTEMBER 30, 1996      SEPTEMBER 30, 1996(1)
                                 ------------------      ------------------
                                   EXERCISABLE(E)/         EXERCISABLE(E)/
                  NAME            UNEXERCISABLE(U)         UNEXERCISABLE(U)

Howard M. Meyers...............        -0-                   $    N/A
Jerry M. Pitts.................   12,000E/18,000U              -0-E/-0-U
Timothy R. Postlewait..........    6,000E/9,000U               -0-E/-0-U
Richard J. Gonzalez............    6,000E/9,000U               -0-E/-0-U
Rodger A. Malehorn.............    6,000E/9,000U               -0-E/-0-U

(1) At September 30, 1996, the closing sales price for Bayou Steel Corporation's Class A Common Stock on the American Stock Exchange was $3.625.

EMPLOYMENT CONTRACT

    Pursuant to agreements between Mr. Howard M. Meyers and the Company, Mr. Meyers is entitled to an annual cash salary equal to the greater of (x) a base amount of $350,000 adjusted for increases in the consumer price index since December 1985 or (y) 2% of the Company's pretax net income earned during the immediately preceding year (or 1% if Mr. Meyers is no longer both the Chairman and Chief Executive Officer of the Company with substantial day-to-day managerial responsibilities).

RETIREMENT PLAN

    The following table specifies the estimated annual benefits upon retirement under the Bayou Steel Corporation Retirement Plan (the "Retirement Plan") to eligible employees of the Company of various levels of average annual compensation and for the years of service classifications specified:

                              PENSION PLAN TABLE
                               YEARS OF SERVICE
AVERAGE ANNUAL    -------------------------------------------
 COMPENSATION         10          20          30         45
 ------------     ----------  ----------  ----------  -------
$  20,000        $  1,200    $  2,400    $  3,600   $  3,600
   50,000           4,121       8,242      12,363     12,363
  100,000           9,621      19,242      28,863     28,863
  150,000          15,121      30,242      45,363     45,363
  200,000          15,121      30,242      45,363     45,363
  250,000          15,121      30,242      45,363     45,363
  300,000          15,121      30,242      45,363     45,363
  600,000          15,121      30,242      45,363     45,363

    The Company has adopted the Retirement Plan covering eligible employees of the Company not covered by a collective bargaining agreement. Under the terms of the Retirement Plan, the monthly retirement benefits of a participant payable at the participant's normal retirement date are equal to (i) .6% of average monthly compensation, multiplied by years of credited service (not to exceed 30 years), plus (ii) .5% of that portion, if any, of average monthly compensation which is in excess of the participant's average social security taxable wage base, multiplied by years of credited service (not to exceed 30 years).

    Annual retirement benefits are computed on a straight life annuity basis without deduction for Social Security or other benefits. The Tax Code limits the amount of annual compensation that may be counted for the purpose of calculating pension benefits, as well as the annual pension benefits that may be paid, under the Retirement Plan. For 1996, these amounts are $150,000 and $120,000, respectively.

    Earnings of the named executive officers, for purposes of calculating pension benefits, approximate the aggregate amounts shown in the Annual Compensation columns of the Summary Compensation Table, except for Messrs. Meyers and Pitts whose earnings for purposes of such calculation are subject to the $150,000 limitation discussed above.

    The years of credited service under the Retirement Plan as of October 1, 1996 for each of the five most highly compensated officers of the Company are:
Howard M. Meyers, 10 years; Jerry M. Pitts, 15 years; Richard J. Gonzalez, 13 years; Rodger A. Malehorn, 12 years; and Timothy R. Postlewait, 15 years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation Committee are Messrs. Stanley S. Shuman, Lawrence E. Golub, and Albert P. Lospinoso. No member of the Compensation Committee has been an officer or employee of the Company. No executive officer of the Company served in the last fiscal year as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or on the Compensation Committee of the Company.

                     REPORT OF THE COMPENSATION COMMITTEE

    THIS REPORT BY THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT WHICH INCORPORATES THIS PROXY STATEMENT BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, (THE "ACTS"), AND THEY SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company's executive compensation program is designed to attract, retain, reward and motivate executive management talent required to achieve its short and long-term business objectives, maintain its competitive position in the steel minimill industry, and increase shareholder value. This program is administered and effected by the Company's management and monitored by the Compensation Committee of the Board of Directors which is comprised of outside directors of the Company.

    GENERAL. In fiscal 1994, the Company engaged an independent compensation consultant to review the competitiveness of its total executive compensation package. Total compensation includes base pay, annual incentive pay, and long-term incentives. The consultant, with management participation, selected a peer group of 14 public steel minimills, and reviewed compensation of comparable executive positions in the peer group over a three year period. Adjusting for market capitalization, assets, and sales, the consultant determined a target level of total compensation for each of the Company's executive officers. The report of the independent consultant, which was presented to and accepted by the Board of Directors, made recommendations intended to maintain total executive compensation at a competitive level. The Compensation Committee has basically used this approach as the compensation policy since 1994, although certain subjective elements, including individual performance, scope of responsibilities, and unusual activities, such as acquisitions and financing transactions, are also considered.

    BASE PAY. Salaries of the Company's executive officers are determined by the Chief Executive Officer within the general compensation guidelines developed by the independent consultant and adopted by the Committee. Based on the study of the peer group of steel minimills, base salaries are targeted at the fifty percentile of salaries in the peer group adjusted for sales, assets, and market capitalization. Besides maintaining competitive market levels, subjective criteria, such as the impact the executive has on the Company, the skills and experience required by the job, individual performance and internal equity are considered in determining salary levels.

    ANNUAL INCENTIVE PAY. A significant portion of the compensation paid to the Company's executive officers consists of an annual incentive cash bonus. The Committee believes that incentive compensation provides the best means of motivating and rewarding performance while providing necessary controls on cost. The Company has instituted an Incentive Compensation Plan (the "ICP") to provide annual cash incentives for the attainment of corporate financial objectives to all executive officers, except Mr. Meyers. The Administrative Committee, composed of one or all of the Company's officers, including Howard M. Meyers, as appointed by the Compensation Committee, determines quantitative measures of performance relating to financial or other indicators of performance for the Company and measurable individual goals each year. The Administrative Committee reviewed these measures with a subcommittee of the Board as to appropriateness. In fiscal 1996, the ability of the Company's executive officers to earn incentive bonuses under the ICP was dependent upon the Company's achievement of certain levels of return on assets (the "ROA") percentage (income, before interest, tax, depreciation, and amortization to defined assets), using the historical ROA experience of six peer competitors. If the threshold level below which no incentives would be paid is exceeded, the cash incentive bonuses incrementally increase based upon specified ROA levels pre-established by the Administrative Committee. Additionally, other specific goals, including shipments, cost reduction, environment, and safety, were established as goals. Since the threshold level for ROA percentage was not obtained, there were no awards under the ICP for fiscal 1996.

    LONG-TERM INCENTIVES. The purposes of long-term incentive compensation is to promote the Company's long-term goals by providing financial incentives to executives to increase the value of the Company, as reflected in the price of its stock, and to focus on the intermediate and long-term development and prosperity of the Company. By providing the opportunity to acquire a significant proprietary interest in the Company, the plans link the interests of the executives with those of the stockholders.

    Using the independent compensation consultant report and based on analysis of peer steel minimill companies, a target level for long-term incentives for executives as a percentage of total compensation was established using the Black-Scholes valuation model. The Board uses incentive stock options as its long-term incentive. Since this component of total compensation was not previously utilized, the Company's initial awards in fiscal 1994 were two to three times targeted annual awards. As a result, no awards were made in 1995 or 1996. The vesting schedule provides features intended to encourage long-term retention and loyalty of its executive officers. It is anticipated that periodic awards will be given to executive officers in the future so that, over time, target levels are achieved. Once the value of the long-term incentive component is determined, the numbers of incentive options was determined based on the Black-Scholes valuation model and adjusted based on elapsed time since the last award and other factors. The ultimate value of incentive stock option is based solely on the increase in value of the shares over grant price, which has been market value on the date of the grant.

    CONCLUSION. Total compensation is evaluated over a period of several years since both the annual incentive component and long-term incentive component can vary significantly from year to year depending on the cyclical nature of the industry, Company performance, and individual performance. The Compensation Committee believes that current total compensation for executive officers is reasonable and competitive. The Compensation Committee believes that fiscal year 1996 compensation is consistent with its current compensation philosophy and reflects corporate performance.

    COMPENSATION OF CHIEF EXECUTIVE OFFICER. The compensation payable to Mr. Meyers for all services performed on behalf of the Company in any capacity is determined by the terms of agreements dated July 26, 1988, and August 28, 1986, to which the Company and Mr. Meyers are parties. The two agreements provide that Mr. Meyers is entitled to the greater of (x) a base amount of $350,000 adjusted for increases in the consumer price index since December 1985 or (y) 2% of the Company's pretax net income earned in the previous year (or 1%, if Mr. Meyers is no longer both the Chairman and Chief Executive Officer of the Company with substantial day-to-day managerial responsibilities).

    POLICY ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code limits to $1 million the Company's tax deduction for compensation paid to each of the Company's most highly paid executive officers, unless certain requirements are met. The Committee believes it unlikely in the short term that the limitation will affect the Company. Additionally, the Company has substantial net operating loss carryforwards to reduce income taxes. The Committee's present intention is to structure executive compensation so that it will be fully deductible provided that such continues to be in the best interest of the Company and its stockholders.

                        Submitted by the Compensation Committee
                        Stanley S. Shuman, Chairman
                        Lawrence E. Golub
                        Albert P. Lospinoso

                     STOCKHOLDER RETURN PERFORMANCE GRAPH

    The following graph compares the change in the cumulative total shareholder return on the Company's Common Stock with the total return of the Standard & Poor's 500 Stock Index and an index of peer companies, in the minimill steel industry, selected by the Company for the period of five years commencing on October 1, 1991 and ending on September 30, 1996. The graph assumes an investment on October 1, 1991 of $100 in Bayou Steel Corporation Common Stock, Standard & Poor's 500 Stock Index and the common stock of the peer group, and that all dividends were reinvested. The peer group consists of eight domestic steel minimills.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                            BAYOU STEEL CORPORATION

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

               1991       1992         1993       1994        1995        1996
               ----       ----         ----       ----        ----        ----

Bayou Steel    100         90          122         165        197         145
S&P 500        100        111          125         130        169         203
Peer Group     100        121          165         166        145         147

    The peer group consists of the following corporations: Birmingham Steel Corporation, Chaparral Steel Company, Commercial Metals Company, Laclede Steel Company, New Jersey Steel Corporation, N.S. Group, Inc., Roanoke Electric Steel Corporation, and Northwestern Steel and Wire Company.

                      RATIFICATION OF THE APPOINTMENT OF
                 ARTHUR ANDERSEN LLP AS AUDITORS (PROPOSAL 2)

    The Board of Directors has appointed the firm of Arthur Andersen LLP, independent certified public accountants, to examine the financial statements of the Company for the year ending September 30, 1997. Arthur Andersen LLP has been employed as independent auditors to the Company and its predecessor since its inception in 1979. Stockholders are asked to ratify the action of the Board of Directors in making such an appointment.

    If the appointment of Arthur Andersen LLP for fiscal year 1997 is not ratified by the Stockholders, the selection of other independent auditors will be considered by the Board of Directors.

    Representatives of Arthur Andersen LLP are not expected to be present at the Meeting, but will be afforded the opportunity to make a statement by open telephone, if they so desire, and will also be available to respond to appropriate questions by open telephone.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS AND IT IS INTENDED THAT PROXIES WILL BE SO VOTED UNLESS MARKED TO THE CONTRARY OR AS ABSTENTIONS.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for consideration at the Annual Meeting. If other matters should properly come before the Annual Meeting, the persons named in the enclosed form of Proxy, or their substitutes, will vote the shares represented by the proxies with respect to any such matters in accordance with their best judgement.

    Proposals which stockholders wish to include in the Company's proxy materials relating to the 1998 Annual Meeting of Stockholders must be received by the Company no later than September 17, 1997.

    PLEASE PROMPTLY COMPLETE AND RETURN YOUR PROXY IN THE ENCLOSED SELF-ADDRESSED, STAMPED ENVELOPE.

                                             By order of the Board of Directors

                                                   RICHARD J. GONZALEZ,
                                                         SECRETARY

LaPlace, Louisiana
January 15, 1997

                                                                       APENDIX A

                             BAYOU STEEL CORPORATION
                      PROXY SOLICITED BY BOARD OF DIRECTORS
              FOR ANNUAL MEETING OF STOCKHOLDERS, FEBRUARY 11, 1997

The undersigned hereby appoints HOWARD M. MEYERS proxy, with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Bayou Steel Corporation to be held at 1 West 54th Street, New York, New York 10019, on February 11, 1997 at 10:00 A.M. (E.S.T.), and all adjournments thereof as directed below and on the reverse side of this card and, in their discretion, upon any other matters which may properly come before the Meeting or any adjournment thereof.

PLEASE INDICATE BELOW AND ON THE REVERSE SIDE OF THIS CARD HOW YOUR CLASS A COMMON STOCK IS TO BE VOTED.

IF NOT OTHERWISE SPECIFIED, SHARES WILL BE VOTED FOR ALL CLASS A NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2 ON THE REVERSE SIDE OF THIS CARD.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS #1 AND #2.

     1.Election of the following nominees as Class A Directors: Lawrence E. Golub, Jeffrey P. Sangalis and Stanley S. Shuman.

     2.Ratification of the appointment of Arthur Andersen LLP as independent auditors.

                          FOR WITHHELD
1. Election of Directors ----- -----
   (see reverse)         |   | |   |
                         ----- -----

                        FOR   AGAINST ABSTAIN
2. Ratification of the -----   -----   -----
   selection of inde-  |   |   |   |   |   |
   pendent auditors.   -----   -----   -----

This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR each of the nominees for Class A Directors named on the reverse side and FOR proposal 2.

For all, except vote withheld from the following candidate(s):

                                                          The Board of Directors
                                                           recommends a vote FOR
                                                              proposals 1 and 2.

SIGNATURE(S) ____________________________________  DATE _______________________

SIGNATURE(S) ____________________________________  DATE _______________________

NOTE: Please sign as name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The proxies will vote in accordance with their discretion on such other matters as may properly come before the meeting. The undersigned hereby revoke all proxies heretofore given by the under- signed to vote at said meeting or any adjournments thereof.